As filed with the Securities and Exchange Commission on November 10, 2009
Registration No. 333-63532

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLORIDA PUBLIC UTILITIES COMPANY
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code No.)	59-539080 (I.R.S. Employer Identification No.)
401 South Dixie Highway, West Palm Beach, Florida 33401
(561) 832-0872
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
George M. Bachman
Chief Financial Officer
Florida Public Utilities Company
401 South Dixie Highway, West Palm Beach, Florida 33401
(561) 838-0872
Copies to:
Jeffrey E. Decker, Esq.
Baker & Hostetler LLP
200 South Orange Avenue
Suite 2300
Orlando, Florida 32801
(407) 649-4017
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     This post-effective amendment de-registers all shares of common stock registered hereunder and remaining unsold as of the date hereof.
     If the only securities being registered on this Form or being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

DE-REGISTRATION OF SHARES
This Post-Effective Amendment No. 1 relates to our Registration Statement on Form S-3 (Registration No. 333-63532) (the “Registration Statement”), filed by Florida Public Utilities Company (the “Company”) on June 21, 2001. The Registration Statement registered the offering of up to 100,000 shares of common stock of the Company. This Post-Effective Amendment No. 1 removes from registration all remaining securities registered under the Registration Statement.
Pursuant to the Agreement and Plan of Merger, dated as of April 17, 2009, by and among the Company, Chesapeake Utilities Corporation (“Chesapeake”) and CPK Pelican, Inc., CPK Pelican, Inc., a wholly owned subsidiary of Chesapeake, merged with and into the Company, with CPK Pelican, Inc. ceasing to exist and the Company surviving the merger as a wholly owned subsidiary of Chesapeake (the “Merger”). The Merger became effective at 4:30 p.m., Eastern Time, on October 28, 2009 (the “Effective Time”).
At the Effective Time, each share of the Company’s common stock outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive 0.405 shares of Chesapeake common stock.
As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of the Company’s common stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on November 10, 2009.

Florida Public Utilities Company

By:	/s/ John R. Schimkaitis
Name:	John R. Schimkaitis
Title:	Chairman & Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Schimkaitis John R. Schimkaitis	Chairman & Chief Executive Officer	November 10, 2009

/s/ George M. Bachman George M. Bachman	Chief Financial Officer	November 10, 2009

/s/ Ralph J. Adkins Ralph J. Adkins	Director	November 10, 2009

/s/ Eugene H. Bayard, Esq. Eugene H. Bayard, Esq.	Director	November 10, 2009

/s/ Richard Bernstein Richard Bernstein	Director	November 10, 2009

/s/ Thomas J. Bresnan Thomas J. Bresnan	Director	November 10, 2009

/s/ Thomas P. Hill, Jr. Thomas P. Hill, Jr.	Director	November 10, 2009

/s/ Dennis S. Hudson III Dennis S. Hudson III	Director	November 10, 2009

/s/ Paul L. Maddock, Jr. Paul L. Maddock, Jr.	Director	November 10, 2009

Signature	Title	Date

/s/ J. Peter Martin J. Peter Martin	Director	November 10, 2009

/s/ Joseph E. Moore, Esq. Joseph E. Moore, Esq.	Director	November 10, 2009

/s/ Dianna F. Morgan Dianna F. Morgan	Director	November 10, 2009

/s/ Calvert A. Morgan, Jr. Calvert A. Morgan, Jr.	Director	November 10, 2009